NEWS RELEASE

CONTACTS:	Watson Pharmaceuticals, Inc.
Patty Eisenhaur
(951) 493-5611

WATSON PHARMACEUTICALS REPORTS
SECOND QUARTER 2009 GAAP EPS of $0.46; Adjusted EPS $0.61;
COMPANY RAISES 2009 OUTLOOK

MORRISTOWN, NJ – July 29, 2009 – Watson Pharmaceuticals, Inc. (NYSE: WPI), a leader in generic and specialty branded pharmaceuticals, today reported net income of $53.0 million, or $0.46 per diluted share. Excluding special items as detailed in the reconciliation table below, adjusted net income for the second quarter was $70.4 million, or $0.61 per diluted share, an increase of $15.8 million or 29 percent. Adjusted EBITDA for the second quarter 2009 was $164.1 million.

Net revenue for the second quarter 2009 was a record $677.8 million, an increase of $55.1 million or nine percent from the second quarter 2008. Cash flow from operations was $91.7 million and cash and marketable securities were $650.9 million as of June 30, 2009.

“Fourteen percent growth in Generic product sales and the launches of RapafloTM and GelniqueTM in our Brand business were among the key highlights of our second quarter,” said Paul Bisaro, Watson’s President and Chief Executive Officer. “Based on our performance in the first six months of 2009 and our expectations for the remainder of the year, we are again raising our full-year 2009 outlook to an adjusted diluted EPS range of $2.50 to $2.58.”

“During the quarter, we also took important strategic steps to further position Watson for long-term success, which culminated in the announcement of our intent to acquire the Arrow Group,” Mr. Bisaro continued.  “With the completion of this transaction anticipated later this year, Arrow will expand our global footprint and leverage our assets across many developed and emerging markets around the world.”

Second Quarter 2009 Business Segment Results

Generic Segment Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited; $ in millions)	2009	2008	2009	2008
Generic Segment Contribution
Product sales	$393.8	$344.3	$789.0	$686.7
Other revenue	7.4	32.4	13.9	56.7
Net revenue	401.2	376.7	802.9	743.4
Operating expenses:
Cost of sales	234.1	227.6	472.6	457.3
Research and development	29.9	29.1	60.0	51.7
Selling and marketing	11.4	13.8	24.1	27.9
Segment contribution	$125.8	$106.2	$246.2	$206.5
Segment margin	31.4%	28.2%	30.7%	27.8%

Adjusted gross profit (1)	$175.2	$138.5	$345.7	$288.6
Adjusted gross margin	43.7%	38.3%	43.1%	39.6%

(1) Adjusted gross profit represents adjusted net revenue less adjusted cost of sales and excludes amortization of acquired intangibles. Pro forma adjustments for the respective periods include the following:

Global supply chain initiative	$8.1	$4.4	$15.4	$17.5
Legal settlements	-	(15.0)	-	(15.0)

Generic product sales for the second quarter of 2009 increased $49.5 million or 14 percent to $393.8 million, reflecting the addition of new products, including potassium-chloride extended-release capsules. Generic other revenue decreased $25.0 million to $7.4 million.  Generic other revenue for the second quarter 2008 included a $15.0 million sales milestone from Barr Pharmaceuticals, Inc. following a 1999 legal settlement.

Adjusted Generic gross profit was $175.2 million in the second quarter of 2009, compared to $138.5 million in the second quarter of 2008 and $170.5 million in the first quarter of 2009.  Adjusted Generic gross profit for the second quarter excludes approximately $8.1 million in costs related to Watson’s Global Supply Chain Initiative and was positively influenced by the launch of new products and product mix.

Generic research and development expense increased $0.8 million or three percent to $29.9 million.  Watson currently has approximately 60 ANDAs on file with the Food and Drug Administration (FDA).

Brand Segment Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited; $ in millions)	2009	2008	2009	2008
Brand Segment Contribution
Product sales	$97.6	$101.5	$195.8	$200.5
Other revenue	17.7	16.5	31.5	32.8
Net revenue	115.3	118.0	227.3	233.3
Operating expenses:
Cost of sales	22.0	24.4	46.2	51.9
Research and development	12.7	10.1	24.9	25.5
Selling and marketing	39.1	29.6	76.0	57.6
Segment contribution	$41.5	$53.9	$80.2	$98.3
Segment margin	36.0%	45.7%	35.3%	42.1%

Adjusted gross profit (1)	$93.3	$93.6	$181.1	$181.6
Adjusted gross margin	80.9%	79.3%	79.7%	77.8%

(1)  Adjusted gross profit represents net revenue less adjusted cost of sales and excludes amortization of acquired intangibles. Adjusted cost of sales for the six months ended June 30, 2008 includes a $0.2 million adjustment for Global Supply Chain Costs.

Brand product sales for the second quarter of 2009 decreased slightly to $97.6 million, due primarily to lower sales of INFeD® as a result of a temporary disruption in supply and lower sales of Ferrlecit®.  This decline was offset in part by the launch of new products Gelnique™ and Rapaflo™. Brand other revenue increased $1.2 million to $17.7 million.

Brand selling and marketing expense for the second quarter of 2009 increased 32 percent to $39.1 million, due primarily to the launches of Rapaflo™ and Gelnique™.  Watson’s urology sales force began promoting Rapaflo™ on April 7, 2009 and the specialty sales force began promoting Gelnique™ on May 18, 2009.

Distribution Segment Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited; $ in millions)	2009	2008	2009	2008
Distribution Segment Contribution
Net revenue	$161.3	$128.0	$315.0	$272.9
Operating expenses:
Cost of sales	137.0	107.9	263.0	230.8
Selling and marketing	15.7	14.1	31.8	28.1
Segment contribution	$8.6	$6.0	$20.2	$14.0
Segment margin	5.3%	4.7%	6.4%	5.1%

Adjusted gross profit (1)	$24.3	$20.1	$52.0	$42.1
Adjusted gross margin	15.1%	15.7%	16.5%	15.4%

(1) Adjusted gross profit represents net revenue less cost of sales and excludes amortization of acquired intangibles.

Distribution segment net revenue increased 26 percent or $33.3 million to $161.3 million for the second quarter of 2009.  The increase was primarily due to higher brand sales and new products launched in the second quarter, including the launch of a generic version of Adderall® XR.  Distribution revenue excludes sales of Watson products.

Distribution segment adjusted gross margin was 15.1 percent in the second quarter of 2009 compared to 15.7 percent in the second quarter 2008.

Other Operating Expenses
Consolidated general and administrative expenses for the second quarter 2009 increased $15.3 million to $62.1 million, primarily reflecting the inclusion of $11.9 million of expenses related to the acquisition of Arrow Group.

Amortization expense for the second quarter 2009 increased $1.9 million to $22.1 million, reflecting the addition of product rights acquired from Teva Pharmaceutical Industries, Ltd.

2009 Financial Outlook
Based on actual results for the first six months of 2009 and the forecast for the remainder of the year, Watson is adjusting its estimates for the full year 2009. Watson has increased its estimates for GAAP earnings per diluted share to between $2.13 and $2.21, and as detailed in reconciliation Table 6, adjusted earnings per diluted share is now estimated to be between $2.50 and $2.58.   Excluding special items as detailed in the EBITDA reconciliation Table 7 below, adjusted EBITDA is now estimated to be between $668 and $685 million.

Watson estimates total net revenue for the full year of 2009 at approximately $2.70 billion. Estimates for segment revenue are as follows:
— Total Generic segment revenue between $1.55 billion and $1.65 billion.
— Total Brand segment revenue between $445 million and $470 million.
— Total Distribution segment revenue between $630 million and $660 million.

Watson's estimates are based on the Company’s actual results for the first six months of 2009, and management's current belief about prescription trends, pricing levels, inventory levels and the anticipated timing of future product launches and events.  Watson’s forecast for 2009 excludes the impact of the acquisition of Arrow Group, which is expected the close in the second half of 2009.

Webcast and Conference Call Details
Watson will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time to discuss second quarter 2009 results, the outlook for 2009 and recent corporate developments.  The dial-in number to access the call is (877) 251-7980, or from international locations, (706) 643-1573.  A taped replay of the call will be available by calling (800) 642-1687 with access pass code 18892418.  The replay may be accessed from international locations by dialing (706) 645-9291 and using the same pass code.  This replay will remain in effect until midnight Eastern Daylight Time, August 14, 2009.  To access the live webcast, go to Watson's Investor Relations Web site at http://ir.watson.com.

About Watson Pharmaceuticals, Inc.
Watson Pharmaceuticals, Inc. is a global leader in the development and distribution of pharmaceuticals with a broad portfolio of generic products and a specialized portfolio of brand pharmaceuticals focused on Urology, Women’s Health and Nephrology/Medical.

For press release and other company information, visit Watson Pharmaceuticals’ Web site at http://www.watson.com.

Forward-Looking Statement
Statements contained in this press release that refer to Watson’s estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release.  For instance, any statements in this press release concerning prospects related to Watson’s strategic initiatives, product introductions and anticipated financial performance are forward-looking statements.  It is important to note that Watson’s goals and expectations are not predictions of actual performance.  Watson’s performance, at times, will differ from its goals and expectations.  Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business.  These factors include, among others, the inherent uncertainty associated with financial projections; the impact of competitive products and pricing; the difficulty of predicting the timing or outcome of litigation; successful integration of strategic transactions; the ability to recognize the anticipated synergies and benefits of strategic transactions; variability of revenue mix between the Company’s Brand, Generic and Distribution business units; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; timely and successful consummation and implementation of strategic initiatives; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and FDA or other regulatory agency approvals or actions; the uncertainty associated with the identification and successful consummation of external business development transactions; market acceptance of and continued demand for Watson’s products; costs and efforts to defend or enforce intellectual property rights; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to Watson’s and its third party manufacturers’ facilities, products and/or businesses; uncertainties related to the timing and outcome of litigation and other claims; changes in the laws and regulations, including Medicare and Medicaid, affecting among other things, pricing and reimbursement of pharmaceutical products; and such other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s Annual Report on Form 10-K for the year ended December 31, 2008. Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.

Adderall XR® is a registered trademark of Shire, LLC.

The following table presents Watson’s results of operations for the three and six months ended June 30, 2009 and 2008:

Table 1
Watson Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(Unaudited; in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Net revenues	$677.8	$622.7	$1,345.2	$1,249.6

Operating expenses:
Cost of sales (excludes amortization, presented below)	393.1	359.9	781.8	740.0
Research and development	42.6	39.2	84.9	77.2
Selling, general and administrative	128.3	104.4	262.9	211.0
Amortization	22.1	20.2	43.9	40.4
Loss (gain) on asset sales	0.2	-	(1.3)	-
Total operating expenses	586.3	523.7	1,172.2	1,068.6
Operating income	91.5	99.0	173.0	181.0
Non-operating (expense) income, net:
Loss on early extinguishment of debt	-	-	-	(1.1)
Interest income	1.3	1.7	3.3	4.0
Interest expense	(4.6)	(6.9)	(9.3)	(13.7)
Other income	2.4	2.0	3.6	7.4
Total non-operating expense, net	(0.9)	(3.2)	(2.4)	(3.4)

Income before income taxes	90.6	95.8	170.6	177.6
Provision for income taxes	37.6	35.5	68.5	66.7
Net income	$53.0	$60.3	$102.1	$110.9
Diluted earnings per share	$0.46	$0.53	$0.89	$0.98
Diluted weighted average shares outstanding	118.8	117.7	118.5	117.5

The following table presents Watson’s Condensed Consolidated Balance Sheets as of June 30, 2009 and December 31, 2008:

Table 2
Watson Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(Unaudited; in millions)

	June 30,	December 31,
	2009	2008

Assets
Cash and cash equivalents	$637.5	$507.6
Marketable securities	13.4	13.2
Accounts receivable, net	356.6	305.0
Inventories	499.3	473.1
Other current assets	181.7	159.5
Property and equipment, net	635.4	658.5
Investments and other assets	126.7	132.9
Product rights and other intangibles, net	531.7	560.0
Goodwill	868.1	868.1
Total assets	$3,850.4	$3,677.9

Liabilities & Stockholders' Equity
Current liabilities	$464.2	$428.8
Current debt and current portion of long-term debt	726.4	53.2
Long-term debt	150.0	824.7
Deferred income taxes and other liabilities	277.7	262.6
Stockholders' equity	2,232.1	2,108.6
Total liabilities and stockholders' equity	$3,850.4	$3,677.9

The following table presents Watson’s Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2009 and 2008:

Table 3
Watson Pharmaceuticals, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited; in millions)

	Six Months Ended June 30,
	2009	2008
Cash Flows from Operating Activities:
Net income	$102.1	$110.9
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	91.2	84.5
Deferred income tax provision	2.3	17.4
Provision for inventory reserve	25.2	22.2
Restricted stock and stock option compensation	9.6	9.3
Other adjustments	(4.3)	(7.2)
Changes in assets and liabilities:
Accounts receivable, net	(51.6)	(30.1)
Inventories	(51.4)	(22.3)
Accounts payable and accrued expenses	45.8	(18.9)
Income taxes payable	(11.0)	5.1
Other assets and liabilities	3.3	(4.7)
Total adjustments	59.1	55.3
Net cash provided by operating activities	161.2	166.2
Cash Flows from Investing Activities:
Additions to property, equipment and product rights	(41.5)	(29.5)
Additions to marketable securities and long-term investments	(3.0)	(3.7)
Proceeds from sale of marketable securities and investments	3.9	3.8
Proceeds from sale of fixed assets	3.0	-
Net cash used in investing activities	(37.6)	(29.4)
Cash Flows from Financing Activities:
Payments on term loan, current debt and other long-term liabilities	(1.6)	(95.0)
Proceeds from issuance of short-term debt	-	17.0
Proceeds from stock plans	10.1	2.2
Repurchase of common stock	(2.2)	(0.1)
Net cash provided by (used in) financing activities	6.3	(75.9)
Net increase in cash and cash equivalents	129.9	60.9
Cash and cash equivalents at beginning of period	507.6	204.6
Cash and cash equivalents at end of period	$637.5	$265.5

The following table presents a reconciliation of reported net income and diluted earnings per share to adjusted net income and diluted earnings per share for the three and six months ended June 30, 2009 and 2008:

Table 4
Watson Pharmaceuticals, Inc.
Reconciliation Table
(Unaudited; in millions except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

GAAP to adjusted net income calculation

Reported GAAP net income	$53.0	$60.3	$102.1	$110.9
Adjusted for:
Global supply chain initiative(1)	8.6	5.4	17.8	19.1
Acquisition and licensing charges	11.9	0.5	11.9	5.5
Loss (gain) on securities	-	-	1.1	(1.4)
Loss (gain) on asset sales	0.2	-	(1.3)	-
Loss on early extinguishment of debt	-	-	-	1.1
Legal settlements	-	(15.0)	18.8	(15.0)
Income taxes	(3.3)	3.4	(13.5)	(3.6)
Adjusted net income	70.4	54.6	136.9	116.6
Add: Interest expense on CODES, net of tax	2.0	1.9	3.9	3.9
Adjusted net income, adjusted for interest on CODES	$72.4	$56.5	$140.8	$120.5

Diluted earnings per share

Diluted earnings per share - GAAP	$0.46	$0.53	$0.89	$0.98

Diluted earnings per share - Adjusted	$0.61	$0.48	$1.19	$1.03

Basic weighted average common shares outstanding	103.4	102.7	103.2	102.7
Effect of dilutive securities:
Conversion of CODES	14.4	14.4	14.4	14.4
Dilutive share-based compensation arrangements	1.0	0.6	0.9	0.4
Diluted weighted average common shares outstanding	118.8	117.7	118.5	117.5

(1)     Includes accelerated depreciation charges.

The following table presents a reconciliation of reported net income for the three and six months ended June 30, 2009 and 2008 to adjusted EBITDA:

Table 5
Watson Pharmaceuticals, Inc.
Adjusted EBITDA Reconciliation Table
(Unaudited; in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

GAAP net income	$53.0	$60.3	$102.1	$110.9
Plus:
Interest expense	4.6	6.9	9.3	13.7
Interest income	(1.3)	(1.7)	(3.3)	(4.0)
Provision for income taxes	37.6	35.5	68.5	66.7
Depreciation (includes accelerated depreciation)	24.1	22.5	47.3	44.2
Amortization	22.1	20.2	43.9	40.4
EBITDA	140.1	143.7	267.8	271.9
Adjusted for:
Global supply chain initiative	6.8	3.4	14.2	15.4
Acquisition and licensing charges	11.9	0.5	11.9	5.5
Loss (gain) on securities	-	-	1.1	(1.4)
Loss (gain) on asset sales	0.2	-	(1.3)	-
Loss on early extinguishment of debt	-	-	-	1.1
Legal settlements	-	(15.0)	18.8	(15.0)
Share-based compensation	5.1	4.9	9.6	9.3
Adjusted EBITDA	$164.1	$137.5	$322.1	$286.8

The following table presents a reconciliation of forecasted net income for the 12 months ending December 31, 2009 to adjusted net income and adjusted earnings per diluted share:

Table 6
Watson Pharmaceuticals, Inc.
Reconciliation Table - Forecasted Adjusted Earnings per Diluted Share
(Unaudited; in millions except per share amounts)

	Forecast for Twelve Months Ending December 31, 2009
	Low	High

GAAP to adjusted net income calculation

GAAP net income	$245.3	$255.1
Adjusted for:
Acquisition and licensing charges	16.2	16.2
Global supply chain initiative	27.4	27.4
Legal settlements	18.8	18.8
Gain on asset sales	(1.3)	(1.3)
Loss on securities	1.1	1.1
Income taxes	(18.6)	(18.6)
Adjusted net income	288.9	298.7
Add: Interest expense on CODES, net of tax	7.9	7.9
Adjusted net income, adjusted for interest on CODES	$296.8	$306.6

Diluted earnings per share

Diluted earnings per share - GAAP	$2.13	$2.21

Diluted earnings per share - Adjusted	$2.50	$2.58

Diluted weighted average common shares outstanding	118.8	118.8

The reconciliation table is based in part on management’s estimate of net income for the year ending December 31, 2009.  Watson expects certain known GAAP charges for 2009, as presented in the schedule above.  Other GAAP charges that may be excluded from adjusted net income are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown.  These GAAP charges, such as potential asset impairment charges, are dependent upon future events and valuations that have not yet been performed.  The schedule above does not include or incorporate the anticipated impact of the Arrow Acquisition on forecasted adjusted net income, diluted shares outstanding or diluted earnings per share for the twelve months ending December 31, 2009.

The following table presents a reconciliation of forecasted net income for the 12 months ending December 31, 2009 to adjusted EBITDA:

Table 7
Watson Pharmaceuticals, Inc.
Reconciliation Table - Forecasted Adjusted EBITDA
(Unaudited; in millions)

	Forecast for Twelve Months Ending December 31, 2009
	Low	High

GAAP net income	$245.3	$255.1
Plus:
Interest expense	18.5	18.5
Interest income	(7.5)	(6.5)
Provision for income taxes	152.7	158.9
Depreciation (includes accelerated depreciation)	97.3	97.3
Amortization	88.2	88.2
EBITDA	594.5	611.5
Adjusted for:
Gain on asset sales	(1.3)	(1.3)
Share-based compensation	18.5	18.5
Global supply chain initiative	20.2	20.2
Acquisition and licensing charges	16.2	16.2
Legal settlements	18.8	18.8
Loss on securities	1.1	1.1
Adjusted EBITDA	$668.0	$685.0

The reconciliation table is based in part on management’s estimate of adjusted EBITDA for the year ending December 31, 2009.  Watson expects certain known GAAP charges for 2009, as presented in the schedule above.  Other GAAP charges that may be excluded from estimated EBITDA are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown.  These GAAP charges, such as potential asset impairment charges, are dependent upon future events and valuations that have not yet been performed.  The schedule above does not include or incorporate the anticipated impact of the Arrow Acquisition on forecasted GAAP net income, adjustments or adjusted EBITDA for the twelve months ending December 31, 2009.